UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2007 (December 28, 2006)
BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 28, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”) entered into a license agreement (the “Agreement”) with BioAxone Therapeutic Inc., a Canadian corporation (“BioAxone”), pursuant to which the Company was granted an exclusive, worldwide, royalty-free license to develop specified compounds and licensed products (as defined in the Agreement). The Company was also granted an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses, to commercialize certain licensed products. In addition, the Company was granted a nonexclusive, fully-paid, irrevocable, perpetual license, including the right to sublicense, under certain BioAxone intellectual property on a country-by-country and licensed product-by-licensed product specific basis. The Company has the sole authority to conduct development and commercialization activities with respect to any compound and/or licensed product worldwide according to a development plan described in the Agreement.
     The Company agreed to pay BioAxone $2.5 million upon execution of the Agreement and an additional $7.5 million on or before March 31, 2007. The Company has also agreed to pay BioAxone up to $25.0 million upon the achievement of certain milestone events and royalties based on the worldwide net sales of licensed products, subject to specified minimums, in each calendar year until either the expiration of a valid claim covering a licensed product or a certain time period after the launch of a licensed product, in each case applicable to the specific country.
     The Company has agreed to defend, indemnify and hold harmless BioAxone and its affiliates with respect to third-party claims relating to (i) breach by the Company of its representations and warranties under the Agreement, (ii) damages resulting from the development or commercialization of a compound or licensed product by the Company or its sublicensees or (iii) use by the Company of the licensed intellectual property. BioAxone has agreed to defend, indemnify and hold harmless the Company and its affiliates with respect to claims concerning breach by BioAxone of its representations and warranties under the Agreement.
     The Agreement shall remain in effect until the expiration of the obligations by the Company to pay royalties, unless earlier terminated. The Company may terminate the Agreement if BioAxone is in material breach of its material obligations or breach or misstatement of its representations and warranties under the Agreement and BioAxone has not cured such breach within sixty days of notice of such breach.
     BioAxone may terminate the Agreement within thirty days notice if the Company fails to satisfy specified diligence milestones within the prescribed timelines described in the Agreement. BioAxone may also terminate the Agreement within sixty days notice if the Company is in material breach of its material obligations or breach or misstatement of its representations and warranties under the Agreement and the Company has not cured such breach within sixty days of notice of such breach.
     If the Company fails to launch a licensed product within twelve months of obtaining marketing approval for such product in the United States, at least two specified European countries or Japan, BioAxone may terminate the Company’s rights under the Agreement in whole or in part in the United States, the European Union or Japan.

     Each of BioAxone and the Company may terminate the Agreement upon written notice that the other has become insolvent. The Agreement will automatically terminate if the Company fails to pay BioAxone $7.5 million on or before March 31, 2007.
     The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a complete copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1†	License Agreement, dated December 28, 2006, by and between Boston Life Sciences, Inc. and BioAxone Therapeutic Inc.

†	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: January 4, 2007	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1†	License Agreement, dated December 28, 2006, by and between Boston Life Sciences, Inc. and BioAxone Therapeutic Inc.

†	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.